Exhibit 99.1

On-Line Interview Transcript

Jay Wright: Thanks, Jeff and welcome everyone

[IN]admin jeff: Thank you for taking the time for this interview.

Jay Wright: Happy to do it.  Let's get started.

Bede: Can you give us an update on prospects for this co.

Jay Wright: Thanks for the question.  We are looking at several things to rebuild value.  Let me elaborate.  We are looking at acquisitions for Progames, Microlog and Mobilepro right now.  These potential deals would involve minimal or no cash.  They involve potential companies which have meaningful market positions and in two of the cases, revenue and EBITDA.  We also are looking at additional ways to grow the existing CLEC business organically.  We recently won a significant new contract for AFN.  Thus, we have opportunities to regrow value for you and the other shareholders.  These opportunities are obviously limited by our risk factors which are in our SEC filings.  Next question?

crashman: Jay, 3 questions: 1. How will you avoid massive dilution for shareholders by YA.   2.  When do you see the Davel lawsuit settled or going to court. and 3.  Do you see profits for the CLEC division grow over the next few quarters.

Jay Wright: 1.  Dilution is a significant risk for us - we need to move quickly on our opportunities as time is against us so the key is to move quickly.  We hope to get one or more of the deals done by the end of January.  2. The Davel suits are proceeding; we are in discussions with the defendants about discovery requests, potential settlement etc.  Timing is very uncertain as the defendants have a proven record of delaying (for years now).  3.  We see the CLEC continuing a solid contribution over the coming quarters.  There is obviously the tough economy to deal with, but we are seeing good business opportunities.  As for the Gobility deal, that deal closed, but we still have financial risk due to our guarantees of certain leases.  That amounts to about $3.7mm of risk right now.  Next question.

b.madoff: When are you going to pay all your ex employees at Kite?

Jay Wright: You will have to ask Gary Brown that question.  We fulfilled our financial obligations to our employees.  Next question.

demo1974: Can you elaborate on the recent extensions of the proxy vote and reasons behind them?  Is there dissention among the stockholders?

Jay Wright: We are still talking with them [USA Telephone].  There is a $904,000 payment from them due to us later this month.  Depending on how that goes, it will influence what we do.  With respect to the proxy vote, that should be wrapped up the end of this week.  The votes are coming in and we believe that everyone will have had a chance to vote by this Friday and we will call it a day.  Next question.

investor007: What is the dollar value of the new AFN contract?

Jay Wright: It is for several thousand phone lines.  We estimate it in excess of $1mm per year in revenue.  Next question.

JCLPatriots: Has there been any consideration in selling Close Call and keeping AFN?

Jay Wright: We have looked at a number of options to maximize value and pay down debt.  However, due to the integration of AFN and Closecall it is difficult to dis-aggregate them (not impossible if there were an interesting deal, but difficult).  Next question.

perley wright: JAY- ARE HAS THERE BEEN ANY ATTEMPT TO SETTLE THE DIAL AROUND LAWSUIT?WE SUING USA FOR NON-PERFOMANCE?

Jay Wright: For the DAC, we have had some discussions with the defendants regarding settlement; however to date nothing has occurred.  With respect to USA, I answered that question above.  Next question.

JCLPatriots: If Close Call and AFN were to be sold to another buyer, will there be any delays again in getting a deal finalized?

Jay Wright: Any deal would require regulatory approval - that process takes several months.  However, any new deal would require cash in escrow.  Next question.

Interested Party: Jay, how is the CLEC doing? What is the current run rate?

Jay Wright: We are still in the low 30's for revenue.  Next question.

JCLPatriots: Does that mean there would have to regulatory approval from the states again?

Jay Wright: Yes.  Next question.

Joan D.: When do you expect the Dial Around lawsuit to be settled?

Jay Wright: I really don't know.  The defendants have been quite willing to let this go on and on.  The good news for us is that interest is accruing, but it would certainly be better if we could settle sooner rather than later.  Next question.

Joan D.: When was the last contact you had with the defendants ?

Jay Wright: We talk with them on a regular basis - several times a month.  Next question.

john: I never received a chance to  vote. How important is this  for the company moving forward?

Jay Wright: It is important as it is a provision in our YA agreement that we work to get the provisions passed.  It will give us some "dry powder" to use if one or more of the potential acquisitions comes to fruition.  Next question.

jwoolfson: Regarding Microlog, what is there gross revenues projected to be as I see they won a few projects. Also, will you be exercising the options

Jay Wright: Rich Meccarielli is doing a very good job at MLOG.  He has told me that he has a plan to do more than $3.5mm in revenue and positive net income in 2009.   That would be a solid result but with his backlog one that could be done.  As MLOG's biggest shareholder, Mobilepro certainly is cheering them on.  I have no current plan to exercise any options right now.  Next question.

LVan: Are you considering a reverse stock split (which I do not personally like?   Everyone I have seen only gives more room for a further fall in the stock prices unless there is something of value that gets the attention of the investor.  You can't reverse split it enough to make it work can you?

Jay Wright: We currently have authorization for a r/s in front of shareholders.   However, if approved by the shareholders, the board would still have to vote on it to make it happen.  I agree with you, it is a last resort and we would only implement it as a last resort.  Next question.

mwatl: What do you see as the future for MobilePro?

mwatl: Business model....strategy....

Jay Wright: I look at our situation as basically a balance sheet issue.  We have 100% ownership of a good telephone company.  We own 65% of an interesting little startup and 30% plus some notes in a solid software company (MLOG.PK).  We also have notes receivable from parties (including MLOG) totalling over $5 million.  However, we have $16.9mm in debt to YA Global and the leasing companies.  Thus, we need to generate cash from operations, the notes and the litigation to clean up our balance sheet.  That is what our team spends our time doing.  Longer term, we may either remain in our current space or become more diversified, depending on opportunities.  Next question.

perley wright: JAY- ARE WE SUING USA FOR NON-PERFORMANCE AND IF SO - WHAT ARE THE DAMAGES?

Jay Wright: We have not yet sued USA; we are still talking with them.  However, I have to say that I like what happened in the Apollo/Huntsman situation.  I see that as very analogous to our situation with USA.

perley wright: JAY- YOUR SALARY IS MORE THAN THE ENTIRE MARKET CAP OF THE COMPANY - HOW DO YOU JUSTIFY THAT?

Jay Wright: My salary is set in negotiation with the comp. committee of the board and is in a fully disclosed contract.  We are running a $30mm+ revenue company here so while the market cap does not reflect all that we are doing we are doing a lot to try and rebuild value.  Next question.

scott123: What would the synergies be between the potential acquisition targets and MOBL. You mention MOBL would use little cash if any. Can you comment on both fronts???

Jay Wright: For the MOBL potential deal, there would be significant cost synergies and some revenue synergies as the potential partner is in the telecom space.  For the MLOG potential deal, there are significant potential revenue synergies, fewer cost synergies; the company is in an adjacent space.  For the potential Progames deal, it is more an intellectual property play for Progames.  Next question.

scott123: Currently without any additional news do you feel there is any hidden value a potential investor may be overlooking?

Jay Wright: Well, the market is giving us about a $17.5 million enterprise value so let me give my perspective.  We have $5mm+ in notes receivable.  We own 30% of MLOG which the market values at $300k.  We have litigation with stated value of claims in excess of $50mm.  We own 100% of a CLEC with $30mm+ in revenue and positive cash flow.  What is the value of those assets?  In my view, we have some real opportunity to unlock value here.  $17.5mm = $600k equity + 16.9mm debt.  Next question.

stockdoc: {stockdoc} {stockdoc} Would I be correct in assuming that the request for granting additional shares being issued is to make the necessary payments of interest owed to YAG until such time that possibly the dial-around case is settled....in MOBL's favor or course.

Jay Wright: No.  We are paying interest in cash to YAG.  Any stock issued is due to conversions of principal at YAG's option.  Next question.

sunsethill: Jay, All glitches asisde, realistically , where do you see the stock price in 5 or 10 years? I don't mind holding if there is a light at the end of this tunnel!

Jay Wright: Good question.  If we can't find a way to convert our assets to cash and repay our debt then our equity will not have value in 5 years.  If we can grow our CLEC, grow MLOG, grow Progames, collect on our lawsuits and notes receivable, then we can build millions of dollars of shareholder value.  Thus, our future value depends on our execution of our plan and some minimal cooperation from the defendants, noteholders etc.  Next question.

wyitwon: jay can you give any thoughts to our investment in mlog and how big it my get in valuation as it grows?

Jay Wright: We have real potential with MLOG, especially if Rich can grow it next year the way he believes he can and/or if we can complete the potential deal on the table right now.  I would hope we could see a significant appreciation from current levels. Next question.

1rpb: for the sake of your old stockholders what is your position on out standing shares going foward..2 what would Microlog contribute to bottom line ? 3 How often will you update the shareholders.? Can we reach you via e mail ?

Jay Wright: 1.  Current O/S is 1.03 billion.  We will strive to keep new issuance to a minimum but YAG has conversion rights and if we do an acquisition that would likely also have an equity component.  2.  MLOG is an affiliate so it contributes on a proportional basis.  3.  I will try and do one of these chats quarterly at least.  Next question.

jckkrmr: In reality since the companies authorized shares do not reverse during a reverse stock split, thus the reverse split takes shares from the common holder, while increasing the value of the companies authorized, without share loss?

Jay Wright: If I understand the question correctly, it deals with the mechanics of a r/s. The authorized is not affected by a r/s.  Next question.

Jay Wright: Jeff - Time for one more question.

yankeeboy: If the DAC suit gets settled would you consider a stock buyback in lieu of a reverse split?

Jay Wright: We would look at many options, depending on the book value of the stock and other factors, but a stock buyback would certainly be a possibility as would a dividend and other options.   I would like to thank everyone for their time.  We will keep working to rebuild value for you and I look forward to doing this again soon.